EXHIBIT 99.23(j)(2)

Consent of Counsel

We hereby consent to the use of our name and to the reference to our Firm under the caption “Additional Service Providers — Legal Counsel” in the Statement of Additional Information that is included in Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended, of The Roxbury Funds.  This consent does not constitute a consent under Section 7 of the 1933 Act, and in consenting to the use of our name and the reference to our Firm under such caption we have not certified any part of Post-Effective No. 5 and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Drinker Biddle & Reath
Philadelphia, Pennsylvania	Drinker Biddle & Reath LLP
October 28, 2009